EXHIBIT 10.33

EXECUTION VERSION

THIRD AMENDMENT AND WAIVER

TO FINANCING AGREEMENT

THIRD AMENDMENT AND WAIVER, dated as of April 21, 2006 (this “Amendment”), to the Amended and Restated Financing Agreement, dated as of October 27, 2004 as amended by the First Amendment dated April 11, 2005 and the Second Amendment dated as of January 4, 2006 (as may be further amended, restated, modified, supplemented or otherwise changed from time to time, the “Financing Agreement”), by and among GORDON BIERSCH BREWERY RESTAURANT GROUP, INC., a Tennessee corporation (the “Parent”), BIG RIVER BREWERIES, INC., a Tennessee corporation (“Big River”), and GB ACQUISITION, INC., a Tennessee corporation (“GBA” and together with Big River, each a “Borrower” and collectively, the “Borrowers”), each Person listed as a “Guarantor” on the signature pages thereto (together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the ”Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, the ”Collateral Agent”), and WELLS FARGO FOOTHILL, INC., a California corporation (“Foothill”), as administrative agent for the Lenders (in such capacity, the ”Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrowers’ have requested, and the Agents and the Required Lenders have agreed, to amend the Financing Agreement, and to waive events of default that have occurred and are continuing under the Financing Agreement, in each case subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, the Borrowers, the Guarantors, the Agents and the Required Lenders hereby agree as follows:

1. Capitalized Terms. All terms which are defined in the Financing Agreement and not otherwise defined herein are used herein as defined therein.

2. Amendments to Financing Agreement.

(a) Definitions.

(i) The definition of “Borrowing Base Multiple” set forth in Section 1.01(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Borrowing Base Multiple’ means, as of any date of determination, the following multiple for each period set forth opposite thereto as follows:

Date	Borrowing Base Multiple
From and including the Effective Date and through and including September 30, 2005	3.50

From and including October 1, 2005 and through and including January 31, 2006	3.25

From and including February 1, 2006 and through and including August 31, 2006	3.00

From and including September 1, 2006 and through and including December 31, 2006	2.75

From and including January 1, 2007 and thereafter	2.50”

(ii) The definition of “Consolidated EBITDA” set forth in Section 1.01 of the Financing Agreement is hereby amended to (x) delete the word “and” immediately preceding clause (i)(K), and (y) add the following new clause (i)(L) immediately following the end of clause (i)(K) of such definition:

“and (L) non-cash stock option compensation expenses to the extent deducted from Consolidated Net Income”

(iii) Subclause (E) of the definition of “Fixed Charge Coverage Ratio” set forth in Section 1.01 of the Financing Agreement is hereby amended to add immediately prior to the proviso the following:

“other than (x) the amount of any Capital Expenditures made on or following the date of funding of any Designated Sponsor Capital Contribution up to the aggregate amount of such Designated Sponsor Capital Contribution made as of such date, and (y) the amount of any Glendale Capital Expenditures;”

(iv) The definition of “Loan Documents” is hereby amended and restated in its entirety to read as follows:

“‘Loan Document’ means this Agreement, any Assignment Document, the Capital Call Agreement, the Additional Capital Call Agreement, the Supplemental Capital Call Agreement, any Control Agreement, the Fee Letter, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, any Credit Card Acknowledgment, any Environmental Indemnity Agreement, any UCC Filing

Authorization Letter, the New Subordination Agreements, the Negative Pledge Letter and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.”

(v) The definition of “New Subordinated Note” set forth in Section 1.01 of the Financing Agreement is hereby amended by (A) deleting the “and” immediately preceding clause (d) and inserting a comma in lieu thereof, and (B) adding immediately prior to the period at the end of such definition a new clause (e) which shall read as follows:

“and (e) any Supplemental Subordinated Note”

(vi) The definition of “New Subordination Agreements” set forth in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“New Subordination Agreements” means, collectively, (i) the Subordination Agreement, dated as of October 27, 2004, duly executed by RSTW and the Parent, (ii) the Subordination Agreement, dated as of October 27, 2004, as amended by a letter amendment, dated as of April 11, 2005, a letter amendment, dated as of January 4, 2006, and a letter agreement dated as of April 21, 2006, duly executed by the Sponsor and the Parent, and (iii) the agreements, instruments or other documents setting forth the terms of the intercreditor and subordination arrangements with the Person (or Persons) funding the Additional Liquidity Facility, entered into on the date of the Additional Liquidity Facility, as each such agreement, instrument or other document may be amended, restated, modified, supplemented or otherwise changed from time to time in a manner satisfactory to the Agents.

(vii) Section 1.01 of the Financing Agreement is hereby amended to add in their respective alphabetical order the following new definitions:

“‘Designated Sponsor Capital Contributions’ means the capital contributions made by the Sponsor pursuant to the terms of the Supplemental Capital Call Agreement.”

“Glendale Capital Expenditures” means Capital Expenditures attributable to the Parent or any of its Subsidiaries in respect of the building and opening of the restaurant in Glendale, Arizona solely to the extent such Capital Expenditures were not paid or payable by the Parent or any of its Subsidiaries and have been attributable to such Persons as a result of GAAP.”

“Supplemental Capital Call Agreement” means the Capital Call Agreement, dated as of April 21, 2006, made by the Sponsor in favor of the Agents and the Lenders, which shall provide that the Sponsor will make additional capital contributions to the Parent with proceeds to the Parent on or prior to the following dates and in the following amounts (which amounts are (x) in addition to any other capital contributions made prior to such dates and (y) made in one capital contribution and not a series of capital contributions): (A) an aggregate amount equal to $500,000 on or prior to June 30, 2006 and (B) an aggregate amount equal to $500,000 on or prior to July 31, 2006.”

“Supplemental Subordinated Note” means each subordinated promissory note issued by the Parent to the Sponsor evidencing amounts advanced pursuant to the terms of the Supplemental Capital Call Agreement.”

(b) Mandatory Prepayment. The parenthetical immediately following the reference to clause “(j)” of the definition Permitted Indebtedness in Section 2.05(c)(vi)(A) of the Financing Agreement is hereby amended and restated to read as follows:

(A) “(but not excluding Indebtedness incurred in respect of the Additional Subordinated Notes or any Supplemental Subordinated Note):

(c) Capital Expenditures. Section 6.02(g) of the Financing Agreement in amended to add immediately prior to the end of such Section, the following paragraph:

“Additionally, notwithstanding the foregoing, (x) the amount reflected in the table above for Fiscal Year 2006 shall be increased by the aggregate amount of any Designated Sponsor Capital Contributions received by the Parent and (y) the amount of any Glendale Capital Expenditures shall not be included for purposes of calculating compliance with this Section 6.02(g).”

(d) Leverage Ratio. The table in Section 6.03(a) of the Financing Agreement setting forth the Period and Leverage Ratio is hereby amended and restated in its entirety to read as follows:

“Period	Leverage Ratio
For the last fiscal period ending closest to the end day of each calendar month from the Effective Date through and including September 30, 2005	3.50 to 1.0

For the last fiscal period ending closest to the end day of each calendar month from October 1, 2005 through and including December 31, 2005	3.25 to 1.0

For the last fiscal period ending closest to the end day of each calendar month for January 1, 2006 through and including August 31, 2006	3.00 to 1.0

For the last fiscal period ending closest to the end day of each calendar month for September 1, 2006 through and including December 31, 2006	2.75 to 1.0

For the last fiscal period ending closest to the end day of each calendar month from January 1, 2007 through the Final Maturity Date	2.50 to 1.0”

(e) Fixed Charge Coverage Ratio Section 6.03(b) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for each period set forth below of the Parent and its Subsidiaries to be less than the amount set forth opposite such date:

Period	Fixed Charge Coverage Ratio
Four consecutive month period ending closest to December 31, 2004	1.39 to 1.0

Three consecutive month period ending closest to March 31, 2005	1.08 to 1.0

Six consecutive month period ending closest to June 30, 2005	0.84 to 1.0

Nine consecutive month period ending closest to September 30, 2005	0.66 to 1.0

Twelve consecutive month period ending closest to December 31, 2005	0.77 to 1.0

Twelve consecutive month period ending closest to March 31, 2006	0.68 to 1.0

Twelve consecutive month period ending closest to June 30, 2006	0.55 to 1.0

Twelve consecutive month period ending closest to September 30, 2006	0.72 to 1.0

Twelve consecutive month period ending closest to December 31, 2006	0.76 to 1.0”

3. Waiver. (a) Each of the Loan Parties acknowledges and agrees that (i) there has occurred and is continuing the following Events of Default (collectively, the “Specified Defaults”): (A) the Borrowers’ violation of the Leverage Ratio set forth in Section 6.03(a) of the Financing Agreement for the period ending January 22, 2006 and (B) the Borrowers’ violation of the Leverage Ratio set forth in Section 6.03(a) of the Financing Agreement for the period ending February 19, 2006, and (ii) as a result of such Specified Defaults, but for the terms of this Amendment, the Agents and the Lenders may, if they had so elected, proceeded to enforce their rights and exercise any and all remedies available to them under the Financing Agreement and the other Loan Documents, and the Agents and the Lenders were under no obligation to make additional loans or otherwise maintain or provide additional credit to, or for the benefit of, the Borrowers under the Financing Agreement and the other Loan Documents.

(b) Pursuant to the request of the Borrowers, in accordance with Section 11.02 of the Financing Agreement, the Required Lenders hereby waive the Specified Defaults. The waiver in this Section 3(b) shall be effective only in the specific instances and for the specific purposes set forth herein and does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall remain in full force and effect.

4. Conditions Precedent. This Amendment shall become effective only upon satisfaction in full of the following conditions precedent (the first date upon which all such conditions have been satisfied being herein called the “Third Amendment Effective Date”):

(a) Representations and Warranties; No Event of Default. The representations and warranties contained herein, in Article V of the Financing Agreement and in each other Loan Document are true and correct on and as of the Third Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date); and no Default or Event of Default shall have occurred and be continuing on the Third Amendment Effective Date either immediately before or after giving effect to this Amendment in accordance with its terms.

(b) Delivery of Documents. The Collateral Agent shall have received on or before the Third Amendment Effective Date, the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless otherwise indicated, dated as of the Third Amendment Effective Date:

(i) counterparts of this Amendment, duly executed by each of the Loan Parties, the Agents and the Required Lenders;

(ii) the Supplemental Capital Call Agreement, in form and substance satisfactory to the Agents, duly executed by the Sponsor;

(iii) the Third Letter Amendment to the Subordination Agreement dated as of April 21, 2006, duly executed by the Sponsor, the Loan Parties, the Agents and the Lenders in form and substance satisfactory to the Agents; and

(iv) such other agreements, instruments, approvals, opinions and other documents as the Agents may reasonably request.

(c) Proceedings. All proceedings in connection with the transactions contemplated by this Amendment, and all documents incidental hereto, shall be reasonably satisfactory to the Collateral Agent and its counsel.

(d) Fees, Etc. The Borrowers shall have paid (i) to the Administrative Agent, for the account of the Agents and the Lenders as set forth below, a non-refundable fee in the aggregate amount of $125,000, which fee is due and payable on the date of this Amendment and shall be earned in full when paid (of which $40,000 will be allocated and payable to the Administrative Agent and $85,000 will be allocated and payable to Ableco, for itself and its Affiliates and Related Funds that are Lenders, in each case for its sole and separate account) and (ii) all other fees, costs, expenses and taxes then payable by the Borrowers pursuant to the Financing Agreement and the other Loan Documents, including, without limitation, Section 2.06 and 11.04 of the Financing Agreement.

5. Representations and Warranties. Each Loan Party represents and warrants to the Agents and the Lenders as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to execute and deliver this Amendment and each Loan Document to which it is a party, and to consummate the transactions contemplated thereby and, in the case of the Borrowers, to make the borrowings under the Financing Agreement, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of this Amendment and the performance by each Loan Party of the Financing Agreement, as amended hereby, (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene its charter or by-laws, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required as a condition to the (i) due execution, delivery and performance by any Loan Party of this Amendment or (ii) performance by each Loan Party of the Financing Agreement, as amended hereby.

(d) Enforceability of Loan Documents. Each of this Amendment and the Financing Agreement, as amended hereby, and the other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and principles of equity.

(e) Representations and Warranties; No Default. The representations and warranties contained herein, in Article V of the Financing Agreement and in each other Loan Document are true and correct on and as of the Third Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date); and no Default or Event of Default shall have occurred and be continuing on the Third Amendment Effective Date either immediately before or after giving effect to this Amendment in accordance with its terms.

6. Continued Effectiveness of the Financing Agreement.

(a) Ratifications. Except as otherwise expressly provided herein, (i) the Financing Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Third Amendment Effective Date (A) all references in the Financing Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment and (B) all references in the other Loan Documents to the “Financing Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, (ii) to the extent that the Financing Agreement or any other Loan Document purports to pledge to the Collateral Agent, or to grant to the Collateral Agent, a security interest in or lien on, any collateral as security for the Obligations or Guaranteed Obligations, such pledge or grant of a security interest or lien is hereby ratified and confirmed in all respects, and (iii) the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agents or the Lenders under the Financing Agreement or any other Loan Document, nor constitute an amendment of any provision of the Financing Agreement or any other Loan Document.

(b) No Waivers. This Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Financing Agreement or any other Loan Document (including, without limitation, the Specified Default) and the Agents and the Lenders expressly reserve all of their rights and remedies under the Financing Agreement and the other Loan Documents, under applicable law or otherwise.

(c) Amendment as Loan Document. Each Loan Party confirms and agrees that this Amendment shall constitute a Loan Document under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if any representation or warranty made or deemed made by any Loan Party under or in connection with this Amendment shall have been incorrect in any material respect when made or deemed made or if any Loan Party fails to perform or comply with any covenant or agreement contained herein.

7. Release. Each Loan Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Financing Agreement and the other Loan Documents. Notwithstanding the foregoing, the Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents’ and the Lenders’ rights, interests, security and/or remedies under the Financing Agreement and the other Loan Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the ”Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent and each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the ”Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Third Amendment Effective Date arising out of, connected with or related in any way to this Amendment, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

8. Miscellaneous.

(a) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b) Headings. Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Expenses. Each of the Borrowers agrees, on a joint and several basis, to pay on demand all reasonable fees, costs and expenses of the Agents in connection with the preparation, execution and delivery of this Amendment and all documents incidental hereto, including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Agents.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

GB ACQUISITION, INC.

By:
Name:
Title:

BIG RIVER BREWERIES, INC.

By:
Name:
Title:

GUARANTORS:

GORDON BIERSCH BREWERY RESTAURANT GROUP, INC.

By:
Name:
Title:

BIG RIVER PROPERTIES, INC.

By:
Name:
Title:

ABLECO FINANCE LLC, as Collateral Agent and as a Lender for itself and its affiliate assigns

By:
Name:
Title:

WELLS FARGO FOOTHILL, INC., as Administrative Agent and as Lender

By:
Name:
Title: